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Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BELLSOUTH CORPORATION
(Exact Name of Registrant as Specified in its Charter)

A Georgia Corporation (State or Other Jurisdiction of Incorporation or Organization)	I.R.S. Employer No. 58-1533433 (I.R.S. Employer Identification Number)

1155 Peachtree St., N.E.
Atlanta, Georgia 30309-3610
Telephone Number (404) 249-2000
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant's Principal Executive Offices)

Agent for Service
Stacey K. Geer
BellSouth Corporation
1155 Peachtree St., N.E., Suite 1800
Atlanta, Georgia 30309-3610
Telephone Number 404-249-4445
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

        Approximate Date of Commencement of Proposed Sale to the Public:    As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ 333-[            ].

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ 333-[            ].

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $1 per share (a)	20,000,000 shares(b)	$26.445(c)	$528,900,000(c)	$42,788.01(c)

(a)
Includes preferred stock purchase rights under the BellSouth Corporation Shareholder Rights Agreement.

(b)
If, prior to the completion of the distribution of the Common Stock covered by this registration statement, additional shares of such Common Stock are issued or issuable as a result of a stock split or stock dividend, this registration statement shall be deemed to cover such additional shares resulting from the stock split or stock dividend pursuant to Rule 416.

(c)
The price per share was estimated in accordance with Rule 457(c) and (h) for purposes of calculating the registration fee. Pursuant to Rule 457(p) under the Securities Act of 1933, an aggregate of $42,788.01 is being offset against this fee. This offset consists of fees paid in connection with Registration Statement No. 333-33466 filed on March 29, 2000 by BellSouth Corporation.

        Pursuant to Rule 429 under the Securities Act of 1933, the prospectus relating to this registration statement is a combined prospectus relating also to registration statement no. 333-21233 filed by the registrant on Form S-3 on February 6, 1997.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8, may determine.

    BellSouth Direct
    Investment Plan

    Prospectus

    May 30, 2003

 BellSouth Direct Investment Plan Overview

This Prospectus describes the BellSouth Direct Investment Plan. The Plan promotes long-term ownership in BellSouth Corporation by offering:

  •
  A simple, cost-effective method for purchasing shares of BellSouth stock directly from the Company;

  •
  A way to increase your holdings in BellSouth by reinvesting your cash dividends;

  •
  The opportunity to purchase additional shares by making optional cash investments.

You do not have to be a current shareholder of BellSouth to participate in the Plan.

BellSouth Corporation

BellSouth is a Fortune 100 communications services company, serving nearly 45 million customers in the United States and 14 other countries. Although BellSouth traces its roots back to the Bell System, it was incorporated in 1983 under the laws of the State of Georgia. Its principal executive offices are located at 1155 Peachtree Street, N.E., Atlanta, Georgia 30309-3610, and its telephone number is (404) 249-2000.

Neither the Securities and Exchange Commission nor any state securities regulators have determined if this Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

Summary of the Plan

>  ENROLLMENT:

  •
  Interested investors can purchase shares directly from the Company through the Plan by submitting a completed

    BellSouth Direct Investment Plan Enrollment Form and making an initial investment of at least $500, which includes a one-time enrollment fee of $10.

  •
  Shareholders with shares held in a brokerage account may participate by registering some or all of their shares directly with the Company and submitting either a completed BellSouth Direct Investment Plan Enrollment Form or Authorization of Election Form. There is no fee for existing shareholders to join the Plan.

  •
  Existing registered shareholders can participate by submitting either a completed BellSouth Direct Investment Plan Enrollment Form or Authorization of Election Form. There is no fee for existing shareholders to join the Plan.

>  REINVESTMENT OF DIVIDENDS:    You can reinvest all or a portion of your cash dividends toward the purchase of additional shares of BellSouth stock without paying trading fees. In order to take advantage of the dividend reinvestment option, you must reinvest the dividends on at least five shares. Full investment of your dividends is possible because the Company will credit your account with both whole and fractional shares. BellSouth pays dividends on both whole shares and fractional shares.

>  OPTIONAL CASH INVESTMENTS:    After you are enrolled in the Plan, you can buy additional shares of BellSouth stock without paying any fees. You can invest a minimum of $50 at any one time, up to $100,000 in the aggregate per calendar year. You can pay by check or have your payment automatically withdrawn from your bank account. Full investment of your cash contribution is possible because the Company will credit your account with both whole and fractional shares. BellSouth pays dividends on both whole shares and fractional shares.

>  SAFEKEEPING OF CERTIFICATES:    You can deposit your BellSouth stock certificates with BellSouth Shareholder Services for safekeeping at no cost to you. A certificate for the shares held in safekeeping will be sent to you, free of charge, upon request.

>  SELL SHARES CONVENIENTLY:    If you choose to sell the BellSouth stock held in your Plan account, you will pay fees lower than those typically charged by stockbrokers.

>  GIFTS OR TRANSFERS OF SHARES:    You can give or transfer your BellSouth shares to others.

>  TRACKING YOUR INVESTMENT:    You will receive a Plan statement or a notification after each transaction. Statements provide the details of the transaction and show the share balance in your Plan account.

Administrator of the Plan

BellSouth has designated Mellon Bank N.A. to administer the Plan and act as Agent for the participants. Mellon Bank N.A. has designated its affiliates, Mellon Investor Services and FutureShare Financial LLC, and other agents to perform certain services for the Plan. These companies will purchase and hold shares of stock for Plan participants, keep records, send statements and perform other duties required by the Plan.

The Administrator may be contacted at BellSouth Shareholder Services as detailed below.

Inquiries: BellSouth Shareholder Services

For information about the BellSouth Direct Investment Plan:

Call BellSouth Shareholder Services:	1-800-631-6001
Outside the United States call collect:	(201) 329-8663
FAX:	(201) 329-8990
Internet:	www.melloninvestor.com/isd www.bellsouth.com/investor

Written requests and notices should be mailed as follows:

Send correspondence and all requests except Optional Cash Investments to:	Send Optional Cash Investments to:
BellSouth Shareholder Services P.O. Box 3336 South Hackensack, NJ 07606-1936 Please include your daytime telephone number in case we have questions.
BellSouth Shareholder Services
Optional Cash Investments
P.O. Box 382009
Pittsburgh, PA 15250-8009

Make check or money order payable to BellSouth Corporation in U.S. dollars. The transaction stub at the bottom of your quarterly Plan Statement of Account may be used to remit funds.

Commonly Asked Questions

Am I eligible to join the Plan?

You are eligible to participate in the Plan if you meet the requirements outlined below. If you live outside the U.S., you should first determine if there are any governmental regulations that would prohibit your participation in the Plan.

>  If you do not currently own any BellSouth stock,     you can join the Plan by making an initial investment of at least $500, but not more than $100,000. You can get started in the Plan by returning a completed BellSouth Direct Investment Plan Enrollment Form to BellSouth Shareholder Services along with your check or money order payable to BellSouth Corporation. A $10 enrollment fee will be deducted from your initial investment. The Administrator will arrange for the purchase of shares for your account but will not pay interest on amounts held pending investment. Please allow two weeks for your account to be established, initial shares to be purchased and a statement mailed to you.

>  If your shares are held in a brokerage, bank or other intermediary account,     and you wish to participate directly in the Plan, you should instruct your broker, bank, or trustee to register some or all of your BellSouth shares directly in your name. You can then join the Plan by returning either a completed BellSouth Direct Investment Plan Enrollment Form or an Authorization of Election Form to BellSouth Shareholder Services.

>  If you already own BellSouth stock and the shares are registered in your name,     you may join the Plan by returning a completed Authorization of Election Form to BellSouth Shareholder Services.

How do I enroll?

Complete and sign the enrollment form included with this Prospectus and mail it to the address shown on the form. You may also obtain an enrollment form by accessing our web site at www.bellsouth.com/investor and searching under the Shareholder Services section. If you are already a registered shareholder, you may visit our agent's web site at www.melloninvestor.com/isd or call BellSouth Shareholder Services at 1-800-631-6001 and request a Direct Investment Plan enrollment package.

Will I receive dividends?

The BellSouth Board of Directors may declare a dividend for distribution under the guidelines of the BellSouth Articles of Incorporation and Georgia law. Payment of dividends is a business decision made by our Board of Directors based primarily upon the results of operations, financial condition and capital requirements of the Company. In accordance with this, BellSouth has historically paid dividends to its shareholders. Dividends, when declared, are distributed quarterly on the first business day of the months of February, May, August and November.

Can I have my cash dividends electronically deposited into my bank or other financial account?

You can have your cash dividends deposited directly into your bank account instead of receiving a check by mail. Just complete the appropriate sections of the BellSouth Direct Investment Plan Enrollment Form and submit the form to BellSouth Shareholder Services. Direct deposit authorization requests will be processed as soon as possible after they are received. You can change your designated bank account for direct deposit or discontinue this feature by notifying BellSouth Shareholder Services.

Can I reinvest some or all of my dividends in BellSouth stock?

You can choose to reinvest all or a portion of the cash dividends paid on your shares held in the Plan. You can make this election when you enroll in the Plan or at a later date.

To participate in the reinvestment feature of the Plan, you must elect to reinvest the dividends on a minimum of five shares. If the number of shares on which dividends are reinvested falls below five shares, you will receive a check for the full amount of the dividend. You can make or change your dividend reinvestment election at any time by contacting BellSouth Shareholder Services and requesting and remitting an Authorization of Election Form. For a particular dividend to be reinvested, your completed form must be received prior to the record date for that dividend. (The record date is normally 20 days prior to the payment date.)

If you elect to reinvest your dividends, you must choose one of the following options when completing the Dividend Reinvestment section of either the Plan Enrollment Form or the Authorization of Election Form:

Full Dividend Reinvestment
Purchase additional shares by reinvesting all of your cash dividends.
Partial Dividend Reinvestment
If you choose to reinvest less than all of your dividends, you must select one of the following options:

OPTION 1. Receive a cash dividend payment based on the number of full shares you specify. Reinvest the dividends on all remaining shares. This option allows you to receive a fixed amount of cash each quarter (assuming the dividend stays the same).

OPTION 2. Reinvest dividends based on the number of full shares you specify. Receive a cash dividend payment on all remaining shares. This option allows you to invest a fixed amount of cash each quarter (assuming the dividend stays the same).

If you choose partial dividend reinvestment, you can have the remaining cash portion of your dividend deposited directly into your bank account instead of receiving a check by mail. Just complete the appropriate section of the Plan Enrollment Form. If you are already a registered shareholder, you may visit our agent's website at www.melloninvestor.com/isd or call BellSouth Shareholder Services at 1-800-631-6001 and request a Direct Deposit of Dividends booklet. Direct deposit authorization requests will be processed as soon as possible after they are received. You can change your designated bank account for direct deposit or discontinue this feature by notifying BellSouth Shareholder Services.

Can I make additional cash investments when I want to?

You can purchase additional shares of BellSouth stock by using the Plan's optional cash investment feature. You must invest at least $50 each time and cannot invest more than $100,000 in a calendar year. Interest will not be paid on amounts held pending investment.

>  Check or Money Order:

You may make optional cash investments by sending a check or money order payable to BellSouth Corporation. Do not send cash. To facilitate processing of your investment, please use the transaction stub located on the bottom of your Plan Statement of Account. Mail your investment and transaction stub to the address specified on the statement. You may not sell or withdraw shares purchased by check for a period of 14 days from the receipt of the check. A $25 fee will be assessed for a check that is returned for insufficient funds.

>  Automatic Withdrawal from your Bank Account:

If you wish to make regular monthly purchases, you can authorize an automatic monthly withdrawal from your bank account. This feature enables you to make ongoing investments without writing a check. Funds will be deducted from your account on the 15th day of each month. If this date falls on a bank holiday or weekend, funds will be deducted on the next business day. Please allow four to six weeks for the first automatic monthly withdrawal to be initiated. You must notify BellSouth Shareholder Services in writing to change or terminate automatic withdrawal. A $25 fee will be assessed if your account has insufficient funds available for withdrawal.

How are shares purchased?

The Administrator will make arrangements to use initial and optional cash investments to purchase BellSouth shares as promptly as practical, but at least once each week. The Administrator will use reinvested dividends to purchase shares on a quarterly basis. Purchases may be made over a number of days to meet the requirements of the Plan.

>  Source and Pricing of Shares:

        Source of shares:    Stock needed to meet the requirements of the Plan will either be purchased in the open market or issued directly by BellSouth from authorized but unissued shares or treasury shares.

        Shares purchased in the open market:    If the shares are purchased in the open market, your price per share will be the weighted average price of shares purchased to satisfy Plan requirements. Trading fees incurred by the Plan for purchases will be paid by BellSouth and will be reported to you as taxable income. All fractional shares are calculated to four decimals and are credited to your account.

        Shares purchased from BellSouth:    If the shares are purchased from BellSouth, your price per share for initial and optional cash investments will be the average of the daily high and low sale prices quoted on the New York Stock Exchange (NYSE) Composite Transactions listing for the day the shares are purchased. For quarterly reinvestment of dividends, your price per share will be the average of the daily high and low sale prices quoted on the NYSE Composite Transactions listing for the three day period surrounding the dividend payment date. If there is no trading of BellSouth stock on the NYSE for a substantial period of time during the pricing period, then BellSouth will determine the price per share on the basis of such market quotations as it considers appropriate.

>  Timing and Control:

Because the Administrator will arrange for the purchase of shares on behalf of the Plan, neither BellSouth Corporation nor any participant in the Plan has the authority or power to control either the timing or pricing of shares purchased or the selection of the broker making the purchases. Therefore, you will not be able to precisely time your purchases through the Plan, and will bear the market risk associated with fluctuations in the price of BellSouth's stock. That is, if you send in an initial or optional cash investment, it is possible that the market price of BellSouth stock could go up or down before the broker purchases stock with your funds. In addition, you will not earn interest on initial or optional cash investments for the period before the shares are purchased.

How are my Plan shares held?

Shares of BellSouth stock that you buy under the Plan will be maintained in your Plan account in book entry form. You will receive a periodic Plan statement detailing the status of your holdings.

Any BellSouth shareholder may use the Plan's "safekeeping" service to deposit their BellSouth stock certificates at no cost. Safekeeping is beneficial because you no longer bear the risk and cost associated with the loss, theft, or destruction of stock certificates. With safekeeping, you have the option of receiving cash dividends, reinvesting your dividends (provided that you reinvest the dividends on a minimum of five shares) or taking advantage of the sale of shares feature of the Plan. Certificates will be issued upon request to BellSouth Shareholder Services.

To use the safekeeping service, send your certificates to BellSouth Shareholder Services by registered mail with written instructions to deposit them in safekeeping. If you use registered mail, your certificates will be automatically covered by an Administrator blanket bond up to the first $100,000 of value. Do not endorse the certificates or complete the assignment section.

Can I obtain a stock certificate if I want one?

You can certificate all or some of the book-entry shares in your Plan account by notifying BellSouth Shareholder Services.

Certificates will be issued for whole shares only. In the event your request involves a fractional share, a check for the value of the fractional share less the fees described below will be mailed to you. You should receive your certificate within two to three weeks of mailing your request.

Certificates will be issued in the name(s) in which the account is registered, unless otherwise instructed. If the certificate is to be issued in a name other than your Plan account registration, you will be required to do a transfer of ownership before the certificate can be issued. The signature on the transfer instructions must be guaranteed by a financial institution participating in the Medallion Guarantee Program, as discussed under "What should I do if I want to transfer my Plan shares?" below.

How can I sell my shares?

You can sell any number of shares held in your Plan account by notifying BellSouth Shareholder Services. The Administrator will arrange for sales to be made at least weekly. Sales may be made more frequently if volume dictates. The sale price will be the weighted average price of all shares sold for Plan participants during that period. You will receive the proceeds of the sale less a $10 sales transaction fee, an $0.08 per share trading fee, and any required tax withholdings.

You can choose to sell your shares through a stockbroker of your choice by requesting a certificate for your shares from BellSouth Shareholder Services and delivering it to your broker. If you wish to transfer shares electronically to your brokerage account, please contact BellSouth Shareholder Services.

Please note that if your total registered holdings fall below one share, the Administrator will liquidate the fractional share, remit the proceeds to you, less any applicable fees, and close your Plan account.

>  Timing and Control:

Because the Administrator will sell the shares on behalf of the Plan, neither BellSouth Corporation nor any participant in the Plan has the authority or power to control the timing or pricing of shares sold or the selection of the broker making the sales.

Therefore, you will not be able to precisely time your sales through the Plan, and will bear the market risk associated with fluctuation in the price of BellSouth's stock. That is, if you send in a request to sell shares, it is possible that the market price of BellSouth stock could go down or up before the stock is sold. In addition, you will not earn interest on a sales transaction.

What should I do if I want to transfer my Plan shares?

When you are ready to transfer shares, call BellSouth Shareholder Services at 1-800-631-6001 and request a stock transfer brochure which provides comprehensive instructions for transferring ownership of your shares. To transfer shares you must have your signature guaranteed by a financial institution participating in the Medallion Guarantee Program. The Medallion Guarantee Program ensures that the individual signing is in fact the registered owner.

  > Transfers to Existing Shareholders:

  •
  You must transfer a whole number of shares unless you transfer your entire account.

  •
  The determination of whether the dividends on the transferred shares will be paid in cash or reinvested will be based upon the elections made by the recipient shareholder, not the transferring shareholder.

  > Transfers to New Shareholder Accounts:

  •
  You must transfer a whole number of shares unless you transfer your entire account.

  •
  After shares have been transferred, new shareholders may elect, at their discretion, to enroll in the Plan by requesting a Direct Investment Plan package and submitting a completed enrollment form. The recipient will receive cash dividends until an enrollment form containing a dividend reinvestment election is processed.

  > Transfers Occurring Between the Ex-dividend and the Dividend Record Date:

  If shares are transferred before the ex-dividend date, dividends are credited to the new owner. If shares are transferred after the ex-dividend date, dividends are credited to the original owner. If you participate in dividend reinvestment and your request to either transfer all of your shares or make a partial sale and transfer the balance of your shares is received between the ex-dividend and the dividend record date, the processing of your request may be delayed until after your account is credited with reinvested dividends. This hold period could be as long as four weeks.

How can I track my investments?

If you participate in dividend reinvestment, BellSouth Shareholder Services will mail you a quarterly Plan Statement of Account showing all transactions (shares purchased, amounts invested, purchase prices) for your account including year-to-date share balance and other account information. Supplemental statements or notices will be sent when you make an initial or optional cash investment, or a safekeeping deposit, transfer or withdrawal of shares.

If you do not participate in dividend reinvestment, BellSouth Shareholder Services will mail you a statement or notice confirming any transactions you make. If you continue to be enrolled in the Plan, but have no transactions, BellSouth Shareholder Services will provide information regarding your holdings on your quarterly dividend check stub or, if you participate in direct deposit of your dividend, on your deposit advice stub.

Please retain your Plan Statements of Account to establish the cost basis of shares purchased under the Plan for income tax and other purposes.

You should notify BellSouth Shareholder Services promptly of any change in address since all notices, statements and reports will be mailed to your address of record.

If you need additional assistance, please call BellSouth Shareholder Services at 1-800-631-6001.

Plan Service Fees

Enrollment Fee for New Investors	$10.00 per account enrollment
Purchase of Shares	No Charge
Sale of Shares (partial, full or fractional):
Transaction Fee	$10.00 per sale transaction
Trading Fee	$0.08 per share
Reinvestment of Dividends	No Charge
Optional Cash Investments via Check or Automatic Investment	No Charge
Gift or Transfer of Shares	No Charge
Safekeeping of Stock Certificates	No Charge
Certificate Issuance	No Charge
Returned Checks or Insufficient Funds for Automatic Withdrawal	$25.00 per check or transaction
Duplicate Statements
Current year	No Charge
Prior year(s)	$10.00 flat fee per request

The Administrator will deduct the applicable fees from either the initial investment or proceeds from a sale.

U.S. Federal Income Tax Information

Cash dividends reinvested under the Plan will be taxable as having been received by you even though you have not actually received them in cash. You will receive an annual statement from the Administrator indicating the amount of reinvested dividends reported to the U.S. Internal Revenue Service as dividend income. The statement will also reflect any trading fees paid by BellSouth on your behalf for purchases of shares.

You will not realize gain or loss for U.S. Federal income tax purposes upon the transfer of shares to the Plan or the withdrawal of whole shares from the Plan. You will, however, generally realize gain or loss upon the sale of shares (including the receipt of cash for fractional shares) held in the Plan.

Plan participants who are non-resident aliens or non-U.S. corporations, partnerships or other entities generally are subject to a withholding tax on dividends paid on shares held in the Plan. The Administrator is required to withhold from dividends the appropriate amount determined in accordance with U.S. Treasury regulations. Any applicable withholding tax may be determined by treaty between the U.S. and the country in which such participant resides. Accordingly, the amount of any dividends, net of the applicable withholding tax, will be credited to participant Plan accounts for the investment in additional common stock.

The above summary is not a comprehensive summary of all of the tax considerations that may be relevant to a participant in the Plan. Therefore, you are urged to consult your tax advisor regarding the consequences of participation in the Plan.

You should rely only on the information incorporated by reference or provided in this Prospectus or in any Prospectus supplement. BellSouth has authorized no one to provide you with different information. BellSouth is not making an offer to sell stock in any state or country where the offer is not permitted. You should not assume that the information in this Prospectus or the Prospectus supplement is accurate as of any date other than the date on the front of the document.

Miscellaneous

Available Information/Incorporation of Documents by Reference

BellSouth files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy any reports, statements or other information BellSouth files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. BellSouth's SEC filings are also available to the public from commercial document retrieval services, on its website at www.bellsouth.com/investor, and at the website maintained by the SEC at www.sec.gov.

The SEC allows BellSouth to "incorporate by reference" the information filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. The document listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the Plan is terminated comprise the incorporated documents:

(a)
Annual Report on Form 10-K for the year ended December 31, 2002;

(b)
Quarterly Report on Form 10-Q for the quarter ended March 31, 2003; and

(c)
Current Reports on Form 8-K dated April 23, 2003 and May 30, 2003.

Upon request, BellSouth will provide, without charge, a copy of any or all of the documents incorporated by reference in this document (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents). Your requests for copies should be directed to BellSouth Investor Relations, 1155 Peachtree Street, Room 14B06, Atlanta, GA 30309-3610 (Telephone: 1-800-241-3419).

Stock Splits, Stock Dividends and Other Distributions

In the event dividends are paid in BellSouth common stock, or if BellSouth common stock is distributed in connection with any stock split or similar transaction, each account will be adjusted to reflect the receipt of the common stock so paid or distributed.

Voting of Proxies

BellSouth will send you proxy materials including a proxy card representing both the shares for which you hold certificates and the shares, full and fractional, in your Plan account. Your shares will be voted in accordance with your instructions. If you do not vote or if you return your proxy card unsigned none of your shares will be voted.

Responsibility of Administrator and BellSouth Corporation

Neither BellSouth Corporation nor the Administrator will be liable for any act they do in good faith or for any good faith omission to act. This includes, without limitation, any claims of liability for:

  •
  failure to terminate your account upon your death prior to receiving written notice of such death; or

  •
  purchases or sales prices reflected in your Plan account or the dates of purchases or sales of your Plan shares; or

  •
  any fluctuation in the market value after purchase or sale of shares.

The payment of dividends is at the discretion of BellSouth's Board of Directors and will depend upon future earnings, the financial condition of BellSouth Corporation and other factors. The Board may change the amount and timing of dividends at any time without notice.

Neither BellSouth Corporation nor the Administrator can assure you a profit or protect you against a loss on the shares you purchase under the Plan.

Legal Matters

Ms. Stacey Geer, the Chief Securities Counsel of BellSouth Corporation, gave her opinion regarding the validity of the common stock covered by this Prospectus. Ms. Geer owns BellSouth common stock and is eligible to participate in the Plan.

Plan Modification or Termination

BellSouth Corporation reserves the right to suspend, modify or terminate the Plan at any time. You will receive notice of any such suspension, modification or termination. BellSouth and the Administrator also reserve the right to change any administrative procedures of the Plan.

Change of Eligibility or Termination

BellSouth reserves the right to deny, suspend or terminate participation by a shareholder who is using the Plan for purposes inconsistent with the intended purpose of the Plan. In such event, BellSouth Shareholder Services will notify the shareholder in writing and will continue to safekeep their shares but will no longer accept optional cash investments or reinvest their dividends. BellSouth Shareholder Services will also issue a certificate upon request.

Foreign Participation

If you live outside of the U.S., you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan. BellSouth reserves the right to terminate participation of any shareholder if it deems it advisable under any foreign laws or regulations.

Experts

The consolidated financial statements of BellSouth Corporation for the year ended December 31, 2002 incorporated in this Prospectus by reference to the Current Report on Form 8-K, dated May 30, 2003 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Cingular Wireless LLC referred to in BellSouth Corporation's Current Report (Form 8-K) dated May 30, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

BellSouth Corporation
1155 Peachtree Street, N.E.
Atlanta, GA 30309-3610
www.bellsouth.com/investor

Printed on Recycled Paper

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Registration Fee	$42,230
Accountants' Fees	$3,500	*
Miscellaneous Expenses	$10,000	*

Total	$55,730	*
*
Estimated. Total expenses excluded an estimated $1,930,000 of annual recurring costs for the operation of the Plan.

Item 15. Indemnification of Directors and Officers

        As authorized by the Georgia Business Corporation Code (the "GBCC"), BellSouth's Articles of Incorporation limit the monetary liability of its directors to BellSouth or its shareholders for any breach of their duty of care or any other duty as a director except (1) for misappropriation of any business opportunity of BellSouth, (2) for acts or omissions not in good faith or which constitute intentional misconduct or a knowing violation of law, (3) for liability for certain unlawful distributions, or (4) for any transaction from which the director derived an improper personal benefit.

        As authorized by the GBCC, the shareholders of BellSouth have adopted an amendment to the Bylaws expanding directors' and officers' indemnification rights and have approved a form of Indemnity Agreement which BellSouth may enter with its directors or officers. A person with whom BellSouth has entered into such an Indemnity Agreement (an "Indemnitee") shall be indemnified against liabilities and expenses related to such person's capacity as an officer or director or to capacities served with other entities at the request of BellSouth, except for claims excepted from the limited liability provisions described above. An Indemnitee is also entitled to the benefits of any directors' and officers' liability insurance policy maintained by BellSouth, and in the event of a "change in control" (as defined in the Indemnity Agreement), obligations under the Indemnity Agreement will be secured with a letter of credit in favor of the Indemnitee in an amount of not less than $1,000,000. BellSouth has entered into Indemnity Agreements with each of its directors.

        The GBCC generally empowers a corporation, without shareholder approval, to indemnify directors against liabilities in proceedings to which they are named by reason of serving as a director of the corporation, if such person acted in a manner believed in good faith to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Without shareholder approval, indemnification is not permitted of a director adjudged liable to the corporation in a proceeding by or in the right of the corporation or a proceeding in which the director is adjudged liable based on a personal benefit improperly received, absent judicial determination that, in view of the circumstances, such person is fairly and reasonably entitled to indemnification of reasonable expenses incurred.

        The GBCC permits indemnification and advancement of expenses to officers who are not directors, to the extent consistent with public policy. The GBCC provides for mandatory indemnification of directors and officers who are successful in defending against any proceeding to which they are named because of their serving in such capacity.

        BellSouth's Bylaws also provide that BellSouth shall indemnify any person made or threatened to be made a party to any action (including any action by or in the right of BellSouth) by reason of service as a director or officer of BellSouth, (or of another entity at BellSouth's request), against liabilities and expenses to the maximum extent permitted by the GBCC.

        The general limitations in the GBCC as to indemnification may be superseded to the extent of the limited liability provision (with respect to directors) in BellSouth's Articles of Incorporation and the Indemnity Agreements, as authorized by the shareholders and as described above.

        The directors and officers of BellSouth are covered by liability insurance policies pursuant to which (a) they are insured against loss arising from certain claims made against them, jointly or severally, during the policy period for any actual or alleged breach of duty, neglect, error, misstatement, misleading statements, omission or other wrongful act and (b) BellSouth is entitled to have paid by the insurers, or to have the insurers reimburse BellSouth for amounts paid by it, in respect of such claims if BellSouth is required to indemnify officers and directors for such claims.

Item 16. Exhibits

Item No.	Description
3a	Amended Articles of Incorporation of BellSouth Corporation adopted December 5, 2000 (Exhibit 3a to Form 10-K for the year ended December 31, 2000, File No. 1-8607).
3b	Bylaws of BellSouth Corporation adopted December 5, 2000 (Exhibit 3b to Form 10-K for the year ended December 31, 2000, File No. 1-8607).
4	BellSouth Corporation Shareholder Rights Agreement (Exhibit 1 to Report on Form 8-A dated November 23, 1999, File No. 1-8607).
5	Opinion of Stacey K. Geer, Chief Securities Counsel of BellSouth Corporation, as to the legality of the securities to be issued.
23	Consent of PricewaterhouseCoopers LLP, independent accountants.
23a	Consent of Ernst & Young LLP, independent auditors.
23b	Consent of Stacey K. Geer is contained in Exhibit 5.
24a	Powers of Attorney—BellSouth Corporation.

Item 17. Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective Amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly authorized, in the City of Atlanta and State of Georgia, on the 28th day of May, 2003.

BELLSOUTH CORPORATION
BY:	/s/ W. PATRICK SHANNON W. Patrick Shannon Vice President—Finance

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Principal Executive Officer: F. Duane Ackerman*	Chairman of the Board, President and Chief Executive Officer
Principal Financial Officer: Ronald M. Dykes*	Chief Financial Officer
Principal Accounting Officer: W. Patrick Shannon*	Vice President—Finance
Directors: F. Duane Ackerman*
Reuben V. Anderson*
James H. Blanchard*
Armando M. Codina*
Kathleen F. Feldstein*
James P. Kelly*
Joseph M. Magliochetti*
Leo F. Mullin *
Eugene F. Murphy*
Robin B. Smith*
William S. Stavropoulos*
*By:	/s/ W. PATRICK SHANNON W. Patrick Shannon, individually and as attorney-in-fact May 28, 2003

QuickLinks

Table of Contents
BellSouth Direct Investment Plan Overview
BellSouth Corporation
Summary of the Plan
Administrator of the Plan
Inquiries: BellSouth Shareholder Services
Commonly Asked Questions
Am I eligible to join the Plan?
> If you do not currently own any BellSouth stock,
> If your shares are held in a brokerage, bank or other intermediary account,
> If you already own BellSouth stock and the shares are registered in your name,
How do I enroll?
Will I receive dividends?
Can I have my cash dividends electronically deposited into my bank or other financial account?
Can I reinvest some or all of my dividends in BellSouth stock?
Can I make additional cash investments when I want to?
> Check or Money Order
> Automatic Withdrawal from your Bank Account
How are shares purchased?
> Source and Pricing of Shares
> Timing and Control
How are my Plan shares held?
Can I obtain a stock certificate if I want one?
How can I sell my shares?
> Timing and Control
What should I do if I want to transfer my Plan shares?
How can I track my investments?
Plan Service Fees
U.S. Federal Income Tax Information
Miscellaneous
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES